ENACT REPORTS FIRST QUARTER 2023 RESULTS
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First quarter GAAP Net Income of $176 million, or $1.08 per diluted share
First quarter Adjusted Operating Income of $176 million, or $1.08 per diluted share
First quarter Return on Equity of 16.8% and Adjusted Operating Return on Equity of 16.7%
Record Primary Insurance-in-Force of $253 billion, a 9% increase from first quarter 2022
PMIERs Sufficiency of 164% or $2,098 million
Book Value Per Share of $26.53 and Book Value Per Share excluding AOCI of $28.51

Raleigh, NC, May 3, 2023 – Enact Holdings, Inc. (Nasdaq: ACT) today announced financial results for the first quarter of 2023.

“The first quarter marked a strong start to the year for Enact in a dynamic environment,” said Rohit Gupta, President and CEO of Enact. “With record insurance in force, we continued to write profitable new business while prudently managing our risk and driving cost efficiency. We’re well positioned with a strong balance sheet and financial flexibility, and we remain focused on the continued execution of our cycle-tested growth strategy as we navigate the current market and advance our mission of helping people achieve the dream of homeownership.”

Key Financial Highlights

(In millions, except per share data or otherwise noted)	1Q23	4Q22	1Q22
Net Income (loss)	$176	$144	$165
Diluted Net Income (loss) per share	$1.08	$0.88	$1.01
Adjusted Operating Income (loss)	$176	$147	$165
Adj. Diluted Operating Income (loss) per share	$1.08	$0.90	$1.01
NIW ($B)	$13	$15	$19
Primary IIF ($B)	$253	$248	$232
Persistency	85%	86%	76%
Net Premiums Earned	$235	$233	$234
Losses Incurred	$(11)	$18	$(10)
Loss Ratio	(5)%	8%	(4)%
Operating Expenses	$54	$63	$57
Expense Ratio	23%	27%	24%
Net Investment Income	$45	$45	$35
Return on Equity	16.8%	14.0%	16.2%
Adjusted Operating Return on Equity	16.7%	14.4%	16.2%
PMIERs Sufficiency ($)	$2,098	$2,050	$2,261
PMIERs Sufficiency (%)	164%	165%	176%

First Quarter 2023 Financial and Operating Highlights
•Net income was $176 million, or $1.08 per diluted share, compared with $144 million, or $0.88 per diluted share, for the fourth quarter of 2022 and $165 million, or $1.01 per diluted share, for the first quarter of 2022. The sequential increase in net income was primarily driven by the favorable reserve release of $70 million. The year-over-year increase in net income was primarily driven by the increase in net investment income.
•Adjusted operating income was $176 million, or $1.08 per diluted share, compared with $147 million, or $0.90 per diluted share, for the fourth quarter of 2022 and $165 million, or $1.01 per diluted share, for the first quarter of 2022.
•New insurance written (NIW) was $13 billion, down 13% from $15 billion in the fourth quarter of 2022, which included a one-time seasoned deal. Excluding this deal, NIW was down 9% sequentially and down 30% from $19 billion in the first quarter of 2022, due to a decline in originations as a result of elevated mortgage rates. NIW for the current quarter was comprised of 97% monthly premium policies and 97% purchase originations.
•Primary Insurance-In-Force was a record $253 billion, up 2% from $248 billion in the fourth quarter of 2022 and up 9% from $232 billion in the first quarter of 2022, driven by NIW and elevated persistency.
•Persistency was 85%, down from 86% in the fourth quarter of 2022 and up from 76% in the first quarter of 2022. Persistency has remained elevated driven by high mortgage rates and a low percentage of our portfolio with rates 50 basis points above current market rates.
•Net premiums earned were $235 million, up 1% from $233 million in the fourth quarter of 2022 and relatively flat from $234 million in the first quarter of 2022. Net earned premium yield was down from the fourth quarter of 2022 and the first quarter of 2022, as a result of the continued lapse of older, higher priced policies and lower single premium cancellations as compared to the first quarter of 2022.
•Losses incurred for the first quarter of 2023 were $(11) million and the loss ratio was (5)%, compared to $18 million and 8%, respectively, in the fourth quarter of 2022 and $(10) million and (4)%, respectively, in the first quarter of 2022. The sequential favorability was driven by a reserve release of $70 million primarily from cures on COVID related delinquencies and compares to a net reserve release of $42 million in the fourth quarter of 2022 and $50 million in the first quarter of 2022.
•The delinquency rate at quarter end was 1.93%, compared to 2.08% as of December 31, 2022 and 2.40% as of March 31, 2022.
•Operating expenses in the current quarter were $54 million and the expense ratio was 23%, compared to $63 million and 27%, respectively, in the fourth quarter of 2022 and $57 million and 24%, respectively in the first quarter of 2022. The decline in operating expenses primarily reflects the impact of our cost reduction initiatives, including the impact from our previously announced renegotiated shared services agreement with Genworth and our voluntary separation program executed in the fourth quarter of 2022.
•Net investment income was $45 million, flat from $45 million for the fourth quarter of 2022 and up from $35 million in the first quarter of 2022, driven by rising interest rates and higher average invested assets.
•Annualized return on equity for the first quarter of 2023 was 16.8% and annualized adjusted operating return on equity was 16.7%. This compares to fourth quarter 2022 results of 14.0% and 14.4%, respectively, and to first quarter 2022 results of 16.2% and 16.2%, respectively. The sequential increase in both return on equity and adjusted operating return on equity were driven, in part, by the reserve release in the current quarter.

Capital and Liquidity
•During the quarter, Fannie Mae and Freddie Mac (the “GSEs”) confirmed that the GSE restrictions first imposed upon Enact after issuance of the August 2020 senior notes were lifted and we are no longer subject to the GSE conditions.
•We executed an excess of loss reinsurance transaction with a panel of reinsurers, which provides up to $180 million of reinsurance coverage on a portion of current and expected new insurance written for the 2023 book year, effective January 1, 2023.

•PMIERs sufficiency was 164% and $2,098 million above the PMIERs requirements, compared to 165% and $2,050 million above the PMIERs requirements in the fourth quarter of 2022. PMIERs sufficiency for the quarter was relatively flat as an increase in available assets and current period CRT transaction were mostly offset by the increase in required assets on NIW and the amortization of existing reinsurance transactions.
•PMIERs sufficiency benefited from a 0.30 multiplier applied to the risk-based required asset factor for certain non-performing loans, which resulted in a reduction of the PMIERs required assets by an estimated $120 million at the end of the current quarter, compared to $132 million at the end of the fourth quarter 2022 and $272 million at the end of the first quarter 2022. These amounts are gross of incremental reinsurance benefits from the elimination of the 0.30 multiplier.
•Enact Holdings, Inc. held $142 million of cash and $252 million of invested assets as of March 31, 2023. Combined cash and invested assets decreased $59 million from the prior quarter, due to the semi-annual interest payment on our 2020 debt issuance, the share buyback program and our first quarter common dividend.
•In February, S&P Global Ratings (“S&P”) upgraded the long-term financial strength and issuer credit ratings for our flagship insurance subsidiary, Enact Mortgage Insurance Corporation (“EMICO”), to BBB+ from BBB. S&P also announced they raised the long-term issuer credit rating on Enact Holdings Inc. (“EHI”) to ‘BB+’ from ‘BB’. The outlook for the ratings is stable.
•In March, Moody’s Investor Service (“Moody’s”) upgraded EMICO, to A3 from Baa1. Moody’s also announced the upgrade of EHI’s long-term issuer rating and senior unsecured debt rating to Baa3 from Ba1. The outlook for the ratings is stable.

Recent Events
•In April, Fitch Ratings (“Fitch”) upgraded the Insurer Financial Strength rating for EMICO to A- from BBB+. Fitch also upgraded Enact’s senior debt rating to BBB- which marks the second major rating agency to assign Enact’s senior debt an investment grade rating. The outlook for both ratings is stable.
•During the quarter, repurchases under our share repurchase program have totaled $22 million. Through April 30, 2023, repurchases under our share repurchase program have totaled $32 million.
•In April, EMICO completed a distribution of approximately $158 million that will primarily be used to support our ability to return capital to shareholders and bolster financial flexibility.
•In May, we announced that our Board of Directors had approved an increase to our quarterly dividend from $0.14 to $0.16 per share, payable on June 14, 2023 to common shareholders of record on May 31, 2023.
•In April, we announced the release of our inaugural 2022 Environmental, Social, and Governance (ESG) Report covering the calendar year 2022. The report marks a significant step forward in Enact’s ESG journey and reflects our long-standing commitment to operating with integrity, accountability and responsibility.

Conference Call and Financial Supplement Information
This press release, the first quarter 2023 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss first quarter financial results in a conference call tomorrow, Thursday, May 4, 2023, at 8:00 a.m. (Eastern). Participants interested in joining the call’s live question and answer session are required to pre-register by clicking here to obtain your dial-in number and unique PIN. It is recommended to join at least 15 minutes in advance, although you may register ahead of the call and dial in at any time during the call. If you wish to join the call but do not plan to ask questions, a live webcast of the event will be available on our website, https://ir.enactmi.com/news-and-events/events.

The webcast also will be archived on the Company’s website for one year.

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including uncertainty around Covid-19 and the effects of government and other measures seeking to contain its spread; supply chain constraints; inflation; increases in interest rates; risks related to an economic downturn or recession in the United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, may cause our actual results to differ from those expressed in forward-looking statements. In addition, the potential for future dividend payments and other forms of returning capital to shareholders, including share repurchases, will be determined in consultation with the Board of Directors, and after considering economic and regulatory factors, current risks to the Company, and subsidiary performance. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss)”, “adjusted operating income (loss) per share," and “adjusted operating return on equity." Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates performance and allocates resources on the basis of adjusted operating income (loss). The Enact Holdings, Inc. (the “Company”) defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items. The Company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the Company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the Company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to the Company’s common stockholders or net income (loss) available to the Company’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to the Company’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) and U.S. GAAP return on equity to adjusted operating return on equity for the three months ended March 31, 2023 and 2022, as well as for the three months ended December 31, 2022.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	1Q23	4Q22	1Q22
REVENUES:
Premiums	$235,108	$232,737	$234,279
Net investment income	45,341	44,896	35,146
Net investment gains (losses)	(122)	(1,274)	(339)
Other income	612	483	502
Total revenues	280,939	276,842	269,588

LOSSES AND EXPENSES:
Losses incurred	(10,984)	18,097	(10,446)
Acquisition and operating expenses, net of deferrals	51,705	59,955	54,262
Amortization of deferred acquisition costs and intangibles	2,640	2,747	3,090
Interest expense	13,065	13,258	12,776
Total losses and expenses	56,426	94,057	59,682

INCOME BEFORE INCOME TAXES	224,513	182,785	209,906
Provision for income taxes	48,525	38,979	45,276
NET INCOME	$175,988	$143,806	$164,630

Net investment (gains) losses	122	1,274	339
Costs associated with reorganization	(583)	3,291	222
Taxes on adjustments	97	(959)	(118)
Adjusted Operating Income	$175,624	$147,412	$165,073

Loss ratio (1)	(5)%	8%	(4)%
Expense ratio (2)	23%	27%	24%
Earnings Per Share Data:
Net Income per share
Basic	$1.08	$0.88	$1.01
Diluted	$1.08	$0.88	$1.01
Adj operating income per share
Basic	$1.08	$0.91	$1.01
Diluted	$1.08	$0.90	$1.01
Weighted-average common shares outstanding
Basic	162,442	162,824	162,841
Diluted	163,179	163,520	163,054

(1)The ratio of losses incurred to net earned premiums.
(2)The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with strategic transaction preparations and restructuring costs decreased the expense ratio by zero percentage points for the three months ended March 31, 2023, one percentage point for the three months ended December 31, 2022 and zero percentage points for the three months ended March 31, 2022.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	1Q23	4Q22	1Q22
Investments:
Fixed maturity securities available-for-sale, at fair value	$4,929,627	$4,884,760	$5,093,084
Short term investments	2,185	3,047	—
Total investments	4,931,812	4,887,807	5,093,084
Cash and cash equivalents	621,621	513,775	440,160
Accrued investment income	35,945	35,844	32,565
Deferred acquisition costs	25,954	26,121	27,000
Premiums receivable	42,005	41,738	40,381
Deferred tax asset	107,868	127,473	56,060
Other assets	77,026	76,391	103,157
Total assets	$5,842,231	$5,709,149	$5,792,407

Liabilities and Shareholders' Equity
Liabilities:
Loss reserves	$501,427	$519,008	$625,279
Unearned premiums	188,680	202,717	236,410
Other liabilities	112,043	143,686	141,125
Long-term borrowings	743,460	742,830	741,004
Total liabilities	1,545,610	1,608,241	1,743,818
Equity:
Common stock	1,619	1,628	1,628
Additional paid-in capital	2,362,281	2,382,068	2,374,568
Accumulated other comprehensive income	(320,242)	(382,744)	(140,690)
Retained earnings	2,252,963	2,099,956	1,813,083
Total equity	4,296,621	4,100,908	4,048,589
Total liabilities and equity	$5,842,231	$5,709,149	$5,792,407

Book value per share	$26.53	$25.19	$24.86
Book value per share excluding AOCI	$28.51	$27.54	$25.73

U.S. GAAP ROE (1)	16.8%	14.0%	16.2%
Net investment (gains) losses	0.0%	0.1%	0.0%
Costs associated with reorganization	-0.1%	0.3%	0.0%
Taxes on adjustments	0.0%	-0.1%	0.0%
Adjusted Operating ROE(2)	16.7%	14.4%	16.2%

Debt to Capital Ratio	15%	15%	15%

(1) Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2) Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity